Exhibit 1.1

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2012-8) NOTES

AMENDED AND RESTATED

TERMS AGREEMENT

(REOPEN)

Dated: December 13, 2012

To:	CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank”)

Re:	Underwriting Agreement dated November 1, 2012

Series Designation: CHASEseries

Underwriter:

The Underwriter named on Schedule I attached hereto is the “Underwriter” for the purpose of this Amended and Restated Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Class A(2012-8) Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$950,000,000	0.54% per annum	100.01957%

Interest Payment Dates: The 15th of each month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing December 17, 2012.

Indenture: The Third Amended and Restated Indenture, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and acknowledged and accepted by the Bank, as Transferor, Servicer and Administrator.

Indenture Supplement: The Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2012-8) Terms Document, dated as of November 21, 2012, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Supplemental Indenture: The Additional Class A(2012-8) Notes Supplemental Indenture to the Class A(2012-8) Terms Document, to be dated as of December 13, 2012, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007, among the Bank, as Transferor, Servicer and Administrator, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, as amended.

First USA Pooling and Servicing Agreement: The Third Amended and Restated Pooling and Servicing Agreement, dated as of December 19, 2007, between the Bank, as Transferor and Servicer, and BNY Mellon Trust of Delaware, as trustee (the “FUSA Master Trust Trustee”).

First USA Series Supplement: The Amended and Restated Series 2002-CC Supplement, dated as of October 15, 2004, between the Bank, as Transferor and Servicer, and the FUSA Master Trust Trustee.

Purchase Price:

The purchase price payable by the Underwriter for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Class A(2012-8) Notes: 99.76957%

Registration Statement: 333-170794

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriter’s discounts and commissions, the selling concessions that the Underwriter may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Class A(2012-8) Notes, shall be as follows:

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Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.25000%	0.15000%	0.07500%

Underwriter’s Information: The information furnished by the Underwriter through the Representative for purposes of subsection 8(b) of the Underwriting Agreement consists of the chart and the third and seventh paragraphs under the heading “Underwriting” in the Prospectus Supplement.

Most Recent Quarterly Filing Date: November 1, 2012.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriter, the Bank and the Issuing Entity hereby agree that the Closing Date shall be December 13, 2012 at or about 10:30 a.m., New York Time.

Applicable Time: 10:57 a.m. (New York Time) on December 13, 2012.

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

Payment for the Notes:

The Underwriter agrees, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite its name on Schedule I hereto. In addition, on the Closing Date, the Underwriter will provide the Issuing Entity with (i) $313,500, which has been paid by the purchasers of the Notes covered by this Agreement on the Closing Date, representing accrued interest from November 21, 2012 to but excluding the issuance date for the Notes and (ii) $28,500, in connection with certain expenses of the Issuing Entity associated with the offering of the Notes covered by this Agreement.

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J.P. MORGAN SECURITIES LLC As Representative of the Underwriter named in Schedule I hereto

By:	/s/ Alexander Wiener
Name: Alexander Wiener Title: Vice President

Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ Keith W. Schuck
Name: Keith W. Schuck Title: President

CHASE ISSUANCE TRUST
By:	CHASE BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Beneficiary on behalf of the Issuing Entity

By:	/s/ Keith W. Schuck
Name: Keith W. Schuck Title: President

Chase Issuance Trust

CHASEseries Class A(2012-8) REOPEN A&R Terms Agreement

Signature Page

SCHEDULE I

UNDERWRITER

$950,000,000 Principal Amount of CHASEseries Class A(2012-8) Notes

Principal Amount
J.P. Morgan Securities LLC	$950,000,000

Total	$950,000,000

ANNEX I

TIME OF SALE INFORMATION

• Prospectus Supplement, dated December 6, 2012, as supplemented by the

Supplement to the Prospectus Supplement, dated December 12, 2012.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

• Class A(2012-8) Transaction Summary, dated December 6, 2012,

the information in which was replaced in its entirety by

the Supplement, dated December 13, 2012.

• Ratings Issuer Free Writing Prospectus, dated December 6, 2012,

the information in which was replaced in its entirety by

the Supplement, dated December 13, 2012.